Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated this 29th day of October 2004, by and between Glenn J. Mouridy (the “Executive”) and MortgageIT Holdings, Inc. (“the Company”).

WITNESSETH

WHEREAS, the Company desires to assure itself of the services of the Executive as its President and Chief Financial Officer for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Company for such period, all in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive and the Company do agree to the terms of employment as follows:

1.             Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Affiliate.  Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause.  “Cause” shall mean (i) with regard to the Company or its Affiliates, personal dishonesty or willful misconduct having a material adverse affect upon the Company, (ii) material breach of fiduciary duty with regard to the Company, (iii) grossly negligent failure to perform the Executive’s material duties, provided that a refusal to approve any financials or execute any documents based on such financials shall not be Cause if Executive in good faith believes that the accounting in such financials are not appropriate and so notifies the Chief Executive Officer and the Chairman of the Audit Committee of the Board of Directors (iv) conviction of, or pleading guilty or nolo contendere to, any felony (other than traffic violations or as a result of vicarious liability) and/or (v) a material breach of any provision of this Agreement which is not cured within ten (10) days after the giving of written notice thereof.

(d)           Change in Control.  “Change in Control” shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) an event that would be required to be reported in response to Item l(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (iii) the sale or other disposition of all or substantially all of the assets of the Company; (iv) the approval by the shareholders of any plan of liquidation or dissolution; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

(g)           Date of Termination. “Date of Termination” shall mean the date the Company terminated the Executive’s employment for any reason, or, if the Executive’s employment is terminated by the Executive, the date on which a Notice of Termination is given or as specified in such Notice.

(h)           Disability.  “Disability” shall mean termination because of any physical or mental impairment that has prevented Executive from performing his material duties for the Company for six (6) consecutive months.

(i)            Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive because of one of the following, without the Executive’s express written consent:

(i) A change in Executive’s title, other than a change of said title to President;

(ii) A material adverse change made by the Company which would reduce the Executive’s then functions, authority, duties or responsibilities;

(iii) Assignment to Executive of duties inconsistent with his position;

(iv) Executive being required to report to anyone other than the Chief Executive Officer;

(v)  A reduction by the Company in the Executive’s Base Salary as the same may be increased from time to time; or

(vi)  A material breach by the Company of any provision of this Agreement which is not cured within ten (10) days after the giving of notice thereof.

(j)            IRS.  IRS shall mean the Internal Revenue Service.

(k)           Notice of Termination. Any termination of the Executive’s employment by the Company for any reason, including without limitation for Cause or Disability and any termination of the Executive’s employment by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies a date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given.

2.                                      Term of Employment.

(a)           The Company hereby employs the Executive as the President and Chief Financial Officer of the Company, and the Executive hereby accepts said employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be for a term of three years, commencing no later than November 1, 2004, unless such term is extended as provided in this Section 2 or ends sooner as provided in this Agreement.  On the third annual anniversary of the date first above written and each annual anniversary thereafter, the term of employment under this Agreement shall automatically be extended for an additional one-year, unless the Executive or the Company gives written notice to the other party of such party’s election not to extend the term, with such notice to be given not less than sixty (60) days prior to any such anniversary date.  If any party gives timely notice that the term will not be extended, then such employment under this Agreement shall terminate at the conclusion of its remaining term. References herein to the term shall refer both to the initial term and successive terms.  Any notice of nonrenewal by the Company shall be treated as a termination without Cause as of the end of the then term.

(b)           During the term of this Agreement, the Executive shall report to the Chief Executive Officer (the “CEO”) and perform executive services for the Company as reasonably prescribed by the CEO, consistent with his position or positions and have the authority, duties and responsibilities commensurate with his position or positions.  Among other duties, the Executive initially shall be responsible for managing (i) financial reporting, analysis, and controls, including compliance with financial reporting obligations for SEC/Sarbanes-Oxley requirements, (ii) capital markets, hedging, and loan pricing activities, (iii) the portfolio of mortgage-related assets, (iv) merger and acquisition efforts, (v) the Home Closer business; (vi) the Information Technology department; (vii) credit risk management; (viii) strategic planning;

(ix) treasury; (x) consumer lending compliance; and (xi) internal audits.  For so long as the Executive manages these areas, all employees in these areas shall report to the Executive or his designee.

3.             Compensation and Benefits.

(a)           (i)  The Company shall pay the Executive for his services during the term of this Agreement a minimum base salary of $400,000 per year (as increased, “Base Salary”), which may be increased from time to time in such amounts as may be determined by the Company.

(ii)  A pro rata bonus based on an annual bonus of $400,000 shall be payable for the period between the commencement of employment under this Agreement and December 31, 2004.  For the years commencing on January 1, 2005 and January 1, 2006, respectively, in addition to his Base Salary, the Executive shall receive a bonus of $400,000, and also be eligible to receive an additional bonus of $400,000 provided that the Company meets or exceeds its business objectives for the year, as articulated in its approved budget for that year (or a lesser or no bonus for lesser achievement of objectives).  The guaranteed bonuses for 2004, 2005 and 2006 shall be paid before the end of the respective years.

(iii)  For the year commencing January 1, 2007 and for each year thereafter, the Executive shall be eligible to receive a bonus of $800,000 provided that the Company meets or exceeds its business objectives for the year, as articulated in its approved budget for that year (or a lesser or no bonus for lesser achievement of objectives.)

(iv)  In addition to the compensation described in Sections 3(a)(i)(ii) and (iii) of this Agreement, the Executive shall be granted, on the date of commencement of his employment, 100,000 shares of restricted stock of the Company (“Restricted Stock”), such shares to vest in equal parts on the first, second, and third annual anniversary of the date of the grant, pursuant to the Company’s 2004 Long-term Incentive Plan (the “Plan”).  Subparagraph 3.02 of the Plan shall not be interpreted by the committee responsible for administering the Plan in any manner that would deprive Executive of any then vested equity grant.

(b)           During the term, the Executive shall be entitled to take paid annual vacation in accordance with the Company’s established policies, but such vacation shall not be less than four (4) weeks per year. The Executive shall not be entitled to receive any additional compensation from the Company for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Company or as Company policies or practice may otherwise provide.

(c)           During the Term, the Executive shall be entitled to participate in such benefit plans and fringe programs as provided to other senior executives of the Company at a level commensurate with his position and such other fringes as agreed upon by the Executive and the Company.

4.             Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Company, including, but not by way of limitation, professional dues, subject to such reasonable documentation and other limitations as may be established by the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor.

5.             Termination.

(a)           Subject to the notice requirements of Section 1(b), the Company shall have the right, at any time, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or, while the Executive is Disabled, Disability, and the Executive shall have the right to terminate his employment hereunder for any reason or no reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Company for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable date of Termination other than for Base Salary accrued through the date of Termination, incurred but unreimbursed business expenses, accrued but unused vacation in accordance with Company policy, any bonus earned for any prior completed fiscal year, any amounts or benefits due under any benefit, fringe or equity plans or program in accordance with their terms and any rights to indemnification and directors’ and officers’ liability insurance coverage (“Accrued Obligations”).

(c)           In the event that the Executive’s employment is terminated as a result of Disability or Death during the first year of this Agreement, the Executive, or his estate, shall receive one-quarter of his annual Base Salary.  In the event that the Executive has been employed for more than a year pursuant to this Agreement, and the Executive’s employment is thereafter terminated as a result of Disability or Death during the term of this Agreement, the Executive, or his estate, shall receive one-half of his annual Base Salary.  In addition, the Executive, or his estate, shall receive his Accrued Obligations and a pro rata bonus based on actual results for the year of termination multiplied by a fraction, the numerator of which is the number of days during the fiscal year during which Executive was employed by the Company and the denominator of which is 365 (the “Pro Rata Bonus”).  Until terminated, Executive shall receive all of his compensation and benefits while incapacitated.

(d)           In the event that (i) the Executive’s employment is terminated by the Company for other than Cause, Disability, or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Company shall:

(A)          (i) if the Executive’s employment is terminated during his first six months with the Company, pay to the Executive a cash severance of $400,000; (ii) if the Executive has been employed by the Company for more than six months but less than two years, pay the Executive a cash severance amount equal to $800,000; or (iii) if the Executive has been employed by the Company for two years or more, pay the Executive the greater of (y) $800,000 or (z) the lesser of (aa) two (2) times the average of the Executive’s total cash compensation (i.e., his Base Salary plus any bonus) received for the two fiscal years preceding the termination or (bb) $1.6 million.  Notwithstanding the foregoing, in the event such termination is upon or within two (2) years after a Change in Control, or in contemplation thereof, (iii)(z)(aa) above shall apply notwithstanding Executive’s period of employment and without the limitation in (z)(bb) and if prior to the end of two full fiscal years having been completed, based on the one (1) fiscal year completed or if prior to that based on an annualization of compensation for the period employed.  Any payment of cash severance under this Agreement shall be made in equal installments on the first business day of the first six months following the termination of Executive’s employment;

(B)           pay or provide to Executive his Accrued Obligations and any Pro Rata Bonus, if any; and

(C)           maintain and provide, subject to any applicable laws, rules or regulations, for a period ending at the earlier of (i) the first anniversary of the termination or (ii) the date of the Executive’s employment by another employer, at the same cost to the Executive as had obtained during his employment, the Executive’s continued participation in all life insurance, disability, and health benefit plans in which the Executive was participating immediately prior to termination; and

(D)          fully vest Executive in any unvested portion of the Restricted Stock granted pursuant to Section 3(a)(iv).

(e)           Release and Satisfaction.  With respect to the Executive (and his heirs, successors and assigns), payment by the Company of the severance amounts provided under this Section 5 shall release, relinquish and forever discharge the Company and any director, officer, employee, shareholder, corporate parent, or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations to the extent covered by any indemnification arrangement of the Company with respect to the Executive) which the Executive has incurred or suffered or may incur or suffer as a result of the Executive’s employment by the Company or the termination of such employment.  The foregoing shall not affect Executive’s entitlements upon termination hereunder or any rights to indemnification or directors’ and officers’ liability insurance coverage.

(f)            No Mitigation/No Offset.  With regard to any termination, the Executive shall have no obligation to mitigate the amounts due hereunder and the amounts due hereunder shall be paid without offset for any other amounts earned by Executive.  The amounts due hereunder shall be paid without setoff, counterclaim or affirmative defense.

6.             Special Provision.  Exhibit A hereto shall apply.

7.             Restrictions Respecting Competing Businesses, Confidential Information, etc.

(a)           The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information.  The Company acknowledges that Executive has been in the Company’s business for some time and has inherent knowledge of the business before joining the Company.

(b)           The Executive hereby covenants and agrees that, during the term of employment and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, upon request the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored).  Notwithstanding the foregoing, Executive may disclose information as he deems appropriate in the good faith performance of his duties while employed pursuant to this Agreement, may comply with legal process and regulatory inquiry after notifying the CEO and General Counsel of the Company of his intention to do so, and may retain his rolodex and similar address books.

(c)           The Executive covenants and agrees that while the Executive is employed by the Company, and for the six month period following a termination of Executive’s employment resulting from either the Executive’s resignation without Good Reason or the Company’s termination of Executive for Cause, the Executive shall not, directly or indirectly, manage, operate or control, any Competing Business or, directly or indirectly, except in the good faith performance of his duties, induce or influence any customer or other Person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship.  For purposes of this Agreement, the Executive shall be deemed directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other person whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Nasdaq Stock Market or a similar means if the Nasdaq Stock Market is no longer providing such information.  For purposes of this section, Competing Business means any publicly traded residential mortgage real estate investment trust.

(d)           While the Executive is employed by the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, solicit or attempt to solicit, employ, engage or retain any person who is or was, at any time during the three (3) month period preceding the termination of Executive’s employment with the Company, an employee of the Company or an Affiliate, provided the foregoing shall not be violated by advertising not specifically targeted at the Company’s employees.

(e)           The parties agree that nothing in this agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(f)            Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

8.             Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.             Assignability.  The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of their respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing (delivered to Executive) assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, except as provided in any benefit plan and all rights to receive payments shall upon his death be available to his estate.

10.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, or properly delivered to Federal Express (or a comparable overnight delivery service), addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Company or the Executive may change their respective addresses by notifying the other party or parties of the new addresses in any manner permitted by this Section 10.

11.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer, officers or directors as may have apparently been designated by the Board of Directors of the Company to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.          Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New York, without regard to any conflicts of laws provisions thereof.  Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York and the courts of the state of New York located in the County of New York in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those courts.  Each party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of those courts.  Each party hereby waives its right to trial by jury.

13.          Legal Fees

(a)           The Company shall pay the reasonable legal fees and disbursements of all attorneys in connection with the negotiation and entering into of this Agreement.

(b)           In the event of any controversy or dispute pursuant to Section 12 hereof, the court shall award the Executive his costs and legal fees and disbursements if it determines, in its sole discretion, that the Executive has prevailed in such dispute or controversy and that an award of reasonable legal fees is appropriate under the circumstances.

14.          Indemnification.  The Company shall indemnify Executive to the fullest extent permitted by law for any action or inaction as an officer, director or fiduciary of the Company, any Affiliate or any benefit plan of either.  Both during and after the term while liability exists the Company shall cover the Executive under directors’ and officers’ liability insurance to the greatest extent any other officer or director is covered.

15.          Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.          Entire Agreement. This Agreement embodies the entire agreement between the Company and the Executive with respect to the matters agreed to herein. All prior agreements between the Company and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MortgageIT Holdings, Inc.

By:	/s/ DOUG W. NAIDUS
Doug W. Naidus
Chief Executive Officer
33 Maiden Lane
New York, New York 10038

Executive

By:	/s/ GLENN J. MOURIDY
Glenn J. Mouridy
At the last address on the
records of the Company

EXHIBIT A TO

EMPLOYMENT AGREEMENT

EXCISE TAX TREATMENT

(a)           In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company Payments shall be reduced to one dollar less than the amount which would result in such Company Payments being subject to the Excise Tax if after taking into account the Excise Tax and all U.S. federal, state and local income and payroll tax upon the Company Payments if the net amount retained by the Executive would be greater in the event of such reduction in Company Payments than if such reduction in Company Payments did not occur.  The reduction shall, unless the Executive elects otherwise, be in such order that provides Executive with the greatest after tax amount possible.

(b)           In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments or the base amount is an amount other than as determined initially, an appropriate adjustment shall be made, as applicable to reflect the final determination.

(c)           To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive, at the request of the Executive.  All determinations hereunder shall be made by accountants or legal counsel designated by Executive, who shall be reasonably acceptable to the Company.  The Company shall pay the cost of the accountants or legal counsel, who shall provide detailed supporting calculations both to the Company and the Executive, and, if requested by the Company or the Executive, a written opinion to such effect.  The determination of the accountants or legal counsel shall be final and binding upon the Company and the Executive, subject to (b) above.